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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-112354

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated February 6, 2004)

6,100,000 Shares

Willis Group Holdings Limited

Common Stock

$36.41 per share

        The selling shareholders named in this prospectus supplement are selling 6,100,000 shares of our common stock. We will not receive any proceeds from the sale of shares in this offering.

        We have indicated to the underwriters an intention to purchase, concurrently with this underwritten offering, 1,500,000 shares of our common stock directly from the selling shareholders in a private, non-underwritten transaction at the net per share price to be received by the selling shareholders in this underwritten offering.

        Our common stock is traded on the New York Stock Exchange under the symbol "WSH". On November 9, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $36.41 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement and page 5 of the accompanying prospectus.

        Neither the Securities and Exchange Commission, the Bermuda Monetary Authority, the Bermuda Registrar of Companies nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$36.41	$222,101,000
Underwriting discount	$0.41	$2,501,000
Proceeds to the selling shareholders	$36.00	$219,600,000

        The underwriters expect to deliver the shares to purchasers on or about November 16, 2005.

Joint Book-Running Managers

Citigroup	Lehman Brothers

November 9, 2005

Prospectus Supplement

Prospectus

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the common stock. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling shareholders have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

        We, the selling shareholders and the underwriters are not making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

BERMUDA MONETARY AUTHORITY

        Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, pursuant to the Exchange Control Act 1972 of Bermuda and regulations under it, the Bermuda Monetary Authority (the "BMA") must approve all issuances and transfers of securities of a Bermuda exempted company. As our common stock is listed on the New York Stock Exchange we gain the benefit of a blanket consent from the BMA for the issuance and/or transfer of our securities during such period as our common stock is listed on the New York Stock Exchange or another appointed stock exchange.

        The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any statements made or opinions expressed in this prospectus supplement or the accompanying prospectus.

        The BMA has classified us as non-resident and does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars.

FORWARD-LOOKING STATEMENTS

        We have included in this prospectus supplement and the accompanying prospectus forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as:

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  changes in premium rates;

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  changes in fee structures, other forms of market remuneration and market practices;

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  the competitive environment;

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  the actual cost of resolution of contingent liabilities;

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  general economic conditions in different countries around the world;

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  fluctuations in currency exchange rates and global equity and fixed income markets; and

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  other factors disclosed under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus.

        Although we believe that the expectations reflected in forward-looking statements are reasonable we can give no assurance that those expectations will prove to be correct. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are qualified by reference to this cautionary statement.

RECENT DEVELOPMENTS

        On November 2, 2005, we announced our results for the quarter and nine months ended September 30, 2005.

Financial Results

        Net income for third quarter 2005 was $49 million, or $0.30 per diluted share, compared with $75 million, or $0.45 per diluted share, in 2004.

        Total revenues at $487 million for third quarter 2005 were in line with 2004 revenues of $490 million. Strong growth in commissions and fees reflecting net new business and improved client retention were offset by a $25 million reduction in market remuneration and the impact of declining rates.

        Operating margin for third quarter 2005 was 15% compared with 22% in 2004 and was adversely impacted by the reduction in market remuneration and increased investment spend on new hires.

        Net income for the nine months ended September 30, 2005 was $240 million, or $1.45 per diluted share, compared with $319 million, or $1.89 per diluted share, in 2004.

        Total revenues at $1,705 million were $18 million, or 1%, higher than in 2004 as net new business growth and improved client retention rates in all divisions more than offset the impact of a sharp reduction in market remuneration and falling rates.

        Operating margin for the nine months ended September 30, 2005 was 22% compared with 29% in 2004 with the decline attributable to the sharp reduction in market remuneration and increased investment spend on new hires, together with first quarter charges for regulatory settlements and related costs, increased severance payments and a $20 million additional charge for legal provisions following the March 31, 2005 review of legal proceedings. A $79 million gain on the sale of Stewart Smith in April 2005 partly offset the adverse impact of the significant first quarter charges.

        In October 2004, we announced that we were abolishing volume and profit-based contingent commissions. We do not expect to earn any contingent commissions in respect of 2005 and future years although we have received immaterial amounts in 2005 in relation to the winding-up of non-US contracts from prior years. In the nine months ended September 30, 2005 we received $12 million, all of which related to 2004 arrangements, compared with $46 million in the nine months ended September 30, 2004 and $71 million for fiscal 2004. In third quarter 2005, we received $1 million, all of which related to 2004 arrangements, compared with $10 million in third quarter 2004.

        In addition to volume and profit-based contingent commissions, we earned other market remuneration in 2004 which included fees received for product and market research carried out on behalf of insurers and income related to administration and other services provided to the market. Following the regulatory investigations into volume and profit-based contingent commissions, we entered negotiations with the insurance markets to restructure this remuneration. However, we have not been as successful as we had hoped in restructuring these agreements and other market remuneration in the nine months ended September 30, 2005 totaled only $11 million, compared with $61 million in the nine months ended September 30, 2004 and $77 million for fiscal 2004. In third quarter 2005, other market remuneration totaled $3 million compared with $19 million in third quarter 2004.

Future Outlook

        As a consequence of the significant increase in competition for accounts, sharp reduction in market remuneration, and investment spend on net new hires and IT processes, together with the pressure on staff retention costs in a more competitive market over the past nine months, we believe that our operating margin (operating income as a percentage of revenues) for fiscal 2005 is likely to be lower than in recent years. In addition, our results in 2005 have been impacted by a number of significant items:

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  net gains on disposal of operations of $78 million, in particular the gain on disposal of Stewart Smith in second quarter 2005;

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  regulatory settlements in the first quarter 2005 of $51 million, together with related legal costs of $9 million;

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  a $28 million headcount reduction program in first quarter 2005; and

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  a $20 million additional charge to increase provisions following the March 31, 2005 review of legal proceedings.

        The annualized impact of these significant items on operating margin is 1%. As a consequence of the above, we believe that full year operating margin for 2005 will likely be in the region of 21%. Excluding the impact of the significant items listed above, we expect that full year operating margin for 2005 will be 22%.

        We expect that total revenues for fourth quarter 2005 will be less than reported revenue in fourth quarter 2004 with the adverse impacts of net disposals, principally Stewart Smith, significantly lower market derived income and foreign currency translation more than offsetting the benefit of net new business growth. In 2006 we anticipate organic revenue growth along with modest operating margin expansion. However, given the inherent unpredictability of our business, actual results may differ from those predicted for a number of reasons, including unexpected changes in market conditions, adverse developments in litigation matters and regulatory issues.

        It is still too early to assess the long term impact of the recent Gulf Coast hurricanes on our business. In the short term, we anticipate a harderning of reinsurance rates in property and energy, and possibly marine and property risks with an exposure to catastrophe. We do not believe there will be a significant related impact on our revenues in 2005.

        The foregoing represent forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. See "Forward-Looking Statements."

THE OFFERING

        As further described under "Selling Shareholders", Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co. L.P., and Fisher Capital Corp. L.L.C. are offering the shares to be sold in this offering. We have indicated to the underwriters an intention to purchase, concurrently with this underwritten offering, 1,500,000 shares of our common stock directly from the selling shareholders in a private, non-underwritten transaction at the net per share price to be received by the selling shareholders in this underwritten offering. After this offering, we expect that Profit Sharing (Overseas), Limited Partnership will distribute to certain of its partners the remaining shares of our common stock that it owns. Once these shares are distributed, Profit Sharing (Overseas), Limited Partnership will no longer own shares of our common stock.

RISK FACTORS

        You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus summary, and all of the other information herein and therein before making an investment decision.

Risk Factors Related to Our Common Stock

Volatility of Common Stock Price—The price of our common stock may fluctuate substantially, which could negatively affect the holders of our common stock.

        The price of our common stock may fluctuate substantially due to fluctuations in the price of the stock of the small number of public companies in the insurance brokerage business, announcements of acquisitions as part of our expansion strategy, additions or departures of key personnel, announcements of legal proceedings or regulatory matters, as well as the general volatility in the stock market. The market price of our common stock could also fluctuate substantially if we are unable to sustain our operating results or fail to meet or exceed securities analysts' expectations of our financial results or if there is a change in financial estimates or securities analysts' recommendations. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, could also cause the market price of our common stock to fluctuate substantially. You may not be able to sell your shares at or above the offering price, or at all.

        In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were to be the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources, which could materially harm our results of operations, financial condition or liquidity.

Risks Related to Our Business and the Insurance Industry

Premiums and Commissions—We do not control the premiums on which our commissions are based, and volatility or declines in premiums may seriously undermine our profitability.

        We derive most of our revenues from commissions and fees for brokerage and consulting services. We do not determine insurance premiums on which our commissions are generally based. Premiums are cyclical in nature and may vary widely based on market conditions. From the late 1980s through late 2000, insurance premium rates generally declined as a result of a number of factors, including the expanded underwriting capacity of insurance carriers; consolidation of both insurance intermediaries and insurance carriers; and increased competition among insurance carriers. During 2004, we saw a rapid transition from a "hard" market, with premium rates stable or increasing, to a "soft" market, with premium rates falling in most markets. These rate declines were most pronounced in the property and casualty market, with rates falling between 10% and 30% by year end. Rate declines have continued through 2005. For example, in North America, a survey by the Council of Insurance Agents and Brokers released in July 2005 reported that average rates had declined by over 9% in the second quarter of 2005. Our Global business has also seen significant rate declines, in particular in aerospace, large property accounts and U.K. retail.

        In addition, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated agents or brokers such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

Regulation—We are subject to insurance industry regulation worldwide. If we fail to comply with regulatory requirements, we may not be able to conduct our business.

        Many of our activities are subject to regulatory supervision in virtually all the countries in which we are based or our activities are undertaken. Failure to comply with some of these regulations could lead to disciplinary action, including requiring clients to be compensated for loss, the imposition of penalties and the revocation of our authorization to operate. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business.

We are subject to a number of investigations and legal proceedings concerning contingent compensation, other industry practices and certain conduct, which, if determined unfavorably to us, could adversely affect our financial results.

        We have been subject to investigations by the departments of insurance or attorneys general of over 20 states, Canada and Australia concerning, among other things, arrangements pursuant to which insurers compensated insurance brokers for distribution and other services provided to insurers known as contingent compensation, bid rigging, tying and other possible violations of law, including violations of fiduciary duty, securities laws and antitrust laws.

        In April 2005, we resolved the New York investigation by entering into an Assurance of Discontinuance, or NY AOD, with the New York Attorney General and the New York Superintendent of Insurance, pursuant to which we have paid $50 million into a fund that will be distributed to eligible customers by February 2006. We have also agreed to continue, and further implement, certain business reforms. These reforms include an agreement not to accept contingent compensation and an undertaking to disclose to customers any compensation we will receive in connection with providing policy placement services to the customer. We also resolved a similar investigation by the Minnesota Attorney General by entering into an Assurance of Discontinuance pursuant to which we agreed, among other things, to pay $1 million to Minnesota customers and implement the business reforms described in the NY AOD. While we are fully cooperating with the other investigations, including subpoenas and requests for information, we cannot predict at this time how or when those investigations will be resolved.

        Since August 2004, various plaintiffs have filed purported class actions, in New York, Illinois, California, New Jersey, Florida and Massachusetts, under a variety of legal theories, including state tort, contract, fiduciary duty and statutory theories, and federal antitrust and RICO theories, and we expect that further suits may be filed. Other than a federal suit in Illinois that was voluntarily dismissed by the plaintiff in May 2005, all of the federal actions have been consolidated into two actions in federal court in New Jersey. One of the consolidated actions addresses employee benefits insurance, while the other consolidated action addresses all other lines of insurance. In addition to the two federal actions, we have also been named as a defendant in purported class actions in state courts in Florida and Massachusetts. Both consolidated federal actions and the state actions name various insurance carriers and insurance brokerage firms, including us, as defendants. The allegations relate to the practices and conduct that has been the subject of the investigations described above, including allegations that the brokers are breaching their duties to their clients by entering into contingent compensation agreements with insufficient disclosure to clients as well as allegations of bid rigging, tying and the improper use of affiliated wholesalers. We intend to vigorously defend ourselves against these claims. The complaints also allege the existence of a conspiracy among the insurance carriers and brokers, and the federal court complaints allege violations of the federal RICO statute. The outcomes of these lawsuits, however, including any losses or other payments that may occur as a result, cannot be predicted at this time.

        The ultimate outcome of all matters referred to above cannot be ascertained and liabilities in indeterminate amounts may be imposed on us. It is thus possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters. In addition, even if we do not experience significant monetary costs, there may be adverse publicity associated with these matters that will result in reputational harm to the insurance brokerage industry in general or to us in particular that may adversely affect our business.

Our results may be adversely affected if we are unable to successfully implement a new business compensation model.

        In October 2004, we announced that we were terminating contingent compensation arrangements with underwriters. In connection with the elimination of contingent compensation, we are in the process of establishing a new business compensation model. There is no assurance that we will be able to develop an effective new business compensation model, nor can we assure you that any new business compensation model we develop will generate revenues equivalent to those previously received from contingent compensation. In addition to volume and profit-based contingent commissions, we also historically have earned other market remuneration, primarily in the U.K. markets, for product and market research carried out on behalf of insurers and income related to administration and other services provided to the market. Following the regulatory investigations into volume and profit-based contingent commissions, we entered into negotiations with the insurance markets to restructure this remuneration. However, we have not been as successful as we had hoped in restructuring these agreements, and experienced a significant decline in such revenue in the first nine months of 2005. As a consequence of this sharp reduction in market remuneration, our operating margin declined in the first nine months of 2005, and we expect that our operating margin in future periods may also be lower than in recent years.

Claims, Lawsuits and Other Proceedings—Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

        We are subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money, errors and omissions claims against us may arise which allege our potential liability for all or part of the amounts in question. Claimants can seek large damage awards and these claims can involve potentially significant defense costs. Such claims, lawsuits and other proceedings could, for example, include allegations of damages for our employees or sub-agents improperly failing to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. We have established provisions against these items which we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments.

        While most of the errors and omissions claims made against us have, subject to our self-insured deductibles, been covered by our professional indemnity insurance, our business, results of operations, financial condition and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. Our ability to obtain professional indemnity insurance in the amounts and with the deductibles we desire in the future may be adversely impacted by general developments in the market for such insurance or our own claims experience. In addition, claims, lawsuits and other proceedings may harm our reputation or divert management resources away from operating our business.

        The principal actual or potential claims, lawsuits and proceedings to which we are currently subject are (1) claims relating to services provided by one of our UK subsidiaries, Willis Faber (Underwriting Management) Limited, to another subsidiary, Sovereign, that was engaged in insurance underwriting prior to 1991 as well as certain third-party insurance companies; (2) claims with respect to our placement of property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of New York's World Trade Center complex; (3) potential regulatory and other proceedings relating to contingent compensation arrangements; (4) potential claims arising out of various legal proceedings between reinsurers, reinsureds and their reinsurance brokers relating to personal accident excess of loss reinsurance placements for the years 1993 to 1998; (5) potential damages arising out of legal proceedings by Cable & Wireless Plc and Pender Insurance Limited, its captive insurer, against us and others in respect of the provision of captive management services to Pender; and (6) potential damages arising out of a federal district court action, commenced in 2001, on behalf of a class of approximately 200 present and former female officer and officer equivalent employees for alleged discrimination against them on the basis of their gender.

Put and Call Arrangements—We have entered into significant put and call arrangements which may require us to pay substantial amounts to purchase shares in one of our associates. Those payments would reduce our cash flow and the funds available to grow our business.

        In connection with many of our investments in our associates, we retain rights to increase our ownership percentages over time and, in some cases, the existing owners also have a right to put their shares to us. The put arrangement in place for shares of our associate, Gras Savoye, may require us to pay substantial amounts to purchase those shares, which could decrease our liquidity and the funds available to grow our business.

        The rights under the put arrangement may be exercised through 2011. If fully exercised, we would be required to buy shares of Gras Savoye, other than those held by its management, possibly increasing our ownership interest from 33% to 90%. Management shareholders of Gras Savoye, representing approximately 10% of the outstanding shares, do not have general put rights before 2011, but have certain put rights on their death, disability or retirement. Payments in connection with management put rights would not have exceeded $65 million if those rights had been fully exercised at December 31, 2004.

        During 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs ($166 million at December 31, 2004 exchange rates) or a price determined by a contractual formula based on earnings and revenue, which at December 31, 2004 would have amounted to approximately $368 million. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period. The amounts we may have to pay in connection with the put arrangements may significantly exceed these estimates.

Competition—Competition in our industry is intense, and if we are unable to compete effectively, we may lose market share and our business may be materially adversely affected.

        We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. Although Marsh & McLennan and Aon, along with us, have agreed to implement certain business reforms, many specialist, regional and local firms have not agreed to these business reforms. These firms are continuing to accept contingent compensation and are not disclosing the compensation received in connection with providing policy placement services to the customer. If we are unable to compete effectively against these competitors, we will suffer lower revenue, reduced operating margins and loss of market share.

        Competition for business is intense in all our business lines and in every insurance market, and the other two providers of global risk management services have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services.

Dependence on Key Personnel—The loss of any member of our senior management, particularly our Chairman and Chief Executive Officer, or a significant number of our brokers could negatively affect our financial plans, marketing and other objectives.

        The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, particularly our Chairman and Chief Executive Officer, Joseph J. Plumeri, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors in the past. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not continue to be successful in doing so, because the competition for qualified personnel in our industry is intense.

International Operations—Our significant non-U.S. operations, particularly those in the United Kingdom, expose us to exchange rate fluctuations and various risks that could impact our business.

        A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into pounds sterling or dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws.

        We report our operating results and financial condition in U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominantly generate revenue and expenses in the local currency. The table gives an approximate analysis of revenues and expenses by currency in 2004.

	Pounds sterling	U.S. Dollars	Other currencies
Revenues	15%	56%	29%
Expenses	32%	46%	22%

        Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between sterling revenues and expenses creates an exchange exposure. As the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted. Given these facts, the strength of the pound sterling relative to the U.S. dollar has in the past had a material negative impact on our reported results. This risk could have a material adverse effect on our business financial condition, cash flow and results of operations in the future.

        Our policy is to convert into pounds sterling all revenues arising in currencies other than U.S. dollars together with sufficient U.S. dollar revenues to fund the remaining pounds sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We generally do not hedge exposures beyond three years.

Unenforceability of Certain United States Judgments—We are incorporated in Bermuda, and, as a result, it may not be possible for shareholders or holders of other securities to enforce civil liability provisions of the securities laws of the United States.

        We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result it may not be possible for the holders of our common or preferred stock or holders of other securities to effect service of process within the United States upon us or to enforce against us in U.S. courts judgments based on the civil liability provisions of the securities laws of the United States.

        In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor in Bermuda, Appleby Spurling Hunter, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda Court as having jurisdiction over us or our directors or officers, as determined by reference to the Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

        In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of the U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Difference in Laws—The laws of Bermuda differ from the laws in effect in the United States and may afford less protection to holders of our securities.

        Holders of our common stock or holders of our other securities may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. We are a Bermuda company and, accordingly, are governed by the Companies Act 1981 of Bermuda, as amended. The Companies Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including:

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  interested director transactions: Our bye-laws generally allow us to enter into any transaction or arrangement in which any of our directors have an interest. Directors may also participate in a board vote approving a transaction or arrangement in which they have an interest, so long as they have disclosed that interest. United States companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

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  business combinations with interested shareholders: United States companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination had been approved by the board in advance or by a supermajority of shareholders or the business combination meets specified conditions. There is no similar law in Bermuda.

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  shareholder suits: The circumstances in which a shareholder may bring a derivative action in Bermuda are significantly more limited than in the United States. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

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  limitations on directors' liability: Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or in the right of the company, against any director, except with respect to claims or rights of action arising out of the fraud or dishonesty of a director. In general, U.S. companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

CAPITALIZATION

        The following table presents our consolidated capitalization as of September 30, 2005 and as of September 30, 2005 on an as adjusted basis to give effect to our repurchase of 1,500,000 shares from the selling shareholders in a private, non-underwritten transaction concurrently with this offering.

        You should read this table in conjunction with our audited consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 and our unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2005:

	As of September 30, 2005	As Adjusted As of September 30, 2005
	($ in millions)	($ in millions)
Debt:
5.125% Senior Notes due 2010	250	250
5.625% Senior Notes due 2015	350	350
Senior Credit Facility, term loans(1)	—	—

Total debt	$600	$600
Stockholders' equity:
Preferred shares, par value $0.000115 per share; 1,000 million shares authorized and no shares issued and outstanding	—	—
Common shares, par value $0.000115 per share; 4,000 million shares authorized; 157,318,898 shares issued and outstanding(2)(3)	—	—
Additional paid-in capital(4)	722	668
Retained earnings	810	810
Accumulated other comprehensive loss, net of tax	(253)	(253)
Treasury stock, at cost, 406,264 shares	(11)	(11)

Total stockholders' equity	1,268	1,214

Total capitalization	$1,868	$1,814

        The above information does not give effect to 13,815,146 shares issuable upon the exercise of outstanding stock options and 194,267 granted and unforfeited restricted shares as of September 30, 2005; or 19,462,039 shares, in addition to any currently outstanding stock options, which are authorized and reserved for issuance under our various stock plans as of September 30, 2005.

(1)
On October 17, 2005, the Company completed the re-financing of the 2003 undrawn revolving credit facility. The $150 million revolving credit facility has been replaced by a new $300 million revolving credit facility with a term of 5 years which remains undrawn.

(2)
155,818,898 shares issued and outstanding on an as adjusted basis.

(3)
The actual aggregate par value of common shares is $18,092. This amount rounds to zero in millions of dollars.

(4)
Additional paid-in capital on an as adjusted basis assumes that the 1,500,000 shares repurchased from the selling shareholders were repurchased at a price of $36.00 (the net per share price to be received by the selling shareholders in this underwritten offering).

SELLING SHAREHOLDERS

Beneficial Ownership

        The following table sets forth information concerning ownership of our capital stock as of November 7, 2005 before and after giving effect to this offering and our repurchase of 1,500,000 shares from the selling shareholders in a private transaction concurrently with this offering.

        The amounts and percentages of our shares beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission, or SEC, governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this offering are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person. The percentage of our share capital before this offering is based on 157,403,318 shares of common stock outstanding on November 7, 2005.

				Number of Shares Beneficially Owned After the Sale of Shares(1)
	Shares Beneficially Owned
			Number of Shares to be Sold Hereunder and in the Repurchase
Name and Address of Beneficial Owner
	Number	%		Number		%
KKR 1996 Overseas, Limited(2)	8,717,790	5.54%	7,543,303	1,174,487	(3)	*
Perry Golkin(2)	8,745,848	5.56%	7,543,303	1,202,545	(3)	*
Scott T. Nuttall(2)	8,727,660	5.54%	7,543,303	1,184,357	(3)	*
Fisher Capital Corp. L.L.C.(4)	56,697	*	56,697	—		—
James R. Fisher(4)	99,236	*	63,866	35,370		*

*
Less than 1%.

(1)
We have calculated the percentage of our share capital in this column based on a total number of shares of our common stock outstanding after this offering that has been reduced by 1,500,000 shares of our common stock that we plan to repurchase from the selling shareholders in a private transaction concurrently with this offering and subsequently cancel.

(2)
Shares shown as beneficially owned by KKR 1996 Overseas, Limited are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns approximately 5.54% of our issued and outstanding shares prior to this offering. Messrs. Todd A. Fisher, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Johannes P. Huth, Henry R. Kravis, Robert I. MacDonnell, Michael W. Michelson, Alexander Navab, Paul E. Raether, George R. Roberts, Scott M. Stuart, and Michael T. Tokarz, as directors of KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C. Nuttall is a member of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall is also a limited partner of KKR Associates II (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of our shares beneficially owned by Kohlberg Kravis Roberts & Co. L.P. and KKR Associates II (1996), Limited Partnership. Mr. Golkin owns 20,500 shares of our stock and 7,558 phantom units, issued pursuant to the Non-Employee Directors Deferred Compensation Plan, each of which is convertible to one share of our stock. Mr. Nuttall owns 3,000 shares of our stock and 6,870 phantom units. The address of KKR 1996 Overseas, Limited is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, B.W.I., and the address of each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
After this offering, we expect that Profit Sharing (Overseas), Limited Partnership will distribute to certain of its partners the remaining 1,174,487 shares of our common stock that it owns. Once these shares are distributed, Profit Sharing (Overseas), Limited Partnership will no longer own shares of our common stock.

(4)
James R. Fisher owns 28,500 shares of our stock and 6,870 phantom units. Mr. Fisher, as the managing member and majority owner of Fisher Capital Corp. L.L.C., may be deemed to share ownership of any shares beneficially owned by Fisher Capital Corp. L.L.C. but disclaims such beneficial ownership. Mr. Fisher has an interest in 7,169 of our shares as an investor through KKR Partners (International), Limited Partnership. Mr. Fisher may be deemed to share beneficial ownership of any shares beneficially owned by KKR Partners (International), Limited Partnership but disclaims such beneficial ownership. The address of Mr. Fisher and Fisher Capital Corp. L.L.C is 8 Clarke Drive, Cranbury, New Jersey 08512.

Registration Rights Agreement

        We have entered into a registration rights agreement with Profit Sharing (Overseas). The registration rights agreement gives Profit Sharing (Overseas) the right, subject to a number of conditions and limitations, to demand the registration of the shares of our common stock that it owns or to partake in a registration initiated by us. We are responsible for expenses for the first 10 registrations of each class or series of our securities held by it, including the registration statements filed in November 2001, May 2002, April 2003 and February 2004 and the registration statement relating to this offering. In addition, we are required to indemnify Profit Sharing (Overseas), and it in turn is required to indemnify us, with respect to any information they provide, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        From time to time, in the ordinary course of business and on commercial terms, we may provide services to companies in which our executive officers and directors may have direct or indirect interests.

        Our U.S. subsidiary, Willis North America Inc., has an interest of approximately 5.59% on a fully diluted basis in OneShield Inc., a company that provides software and services to bring major segments of the insurance industry's workflow process to the Internet. Our subsidiary also has warrants in OneShield Inc., which on exercise could increase its interest to approximately 11.21% on a fully diluted basis. The partners and employees of KKR and Fisher Capital Corp. L.L.C., some of whom serve as our directors, have current combined interests of approximately 12.35% in the aggregate in OneShield Inc. Fisher Capital Corp. L.L.C. also has an interest of less than 1% in OneShield Inc.

        KKR, with which Messrs. Perry Golkin and Scott C. Nuttall are affiliated, and Fisher Capital Corp. L.L.C., with which Mr. James R. Fisher is affiliated, rendered management, consulting and certain other services to us for annual fees of $1,000,000 and $350,000, respectively, payable quarterly in arrears. These arrangements were terminated as of December 31, 2003. Payments of $250,000 and $87,500 were paid in 2004 to KKR and Fisher Capital Corp. L.L.C., respectively, in respect of the fourth quarter in 2003. Messrs. Golkin, Nuttall and Fisher disclaim any beneficial interest in these fees.

        In connection with our share option agreement entered into in January 1999 with Fisher Capital Corp. L.L.C., options over 174,462 shares were exercised during 2004, leaving 56,697 options remaining as of the year end. Mr. Fisher disclaims any beneficial interest in these options.

        Concurrently with the secondary public offering by certain of our shareholders of an aggregate of 20 million shares in February 2004, we purchased 3,974,154 of our shares from Profit Sharing (Overseas), Limited Partnership, an affiliate of KKR, and 25,846 of our shares from Fisher Capital Corp. L.L.C. at a price of $37.026 per share, the net public offering price in the secondary offering, in a private non-underwritten transaction.

        We have given Joseph J. Plumeri, Chairman and Chief Executive Officer, a guarantee in respect of Willis North America Inc.'s performance obligations under his employment agreement.

CERTAIN INCOME TAX CONSEQUENCES

Bermuda Taxation

        The following summary of Bermuda tax matters is based upon the advice of Appleby Spurling Hunter, our Bermuda counsel, regarding current law and practice in Bermuda. This summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to purchase our shares. Investors should consult their professional advisers on the possible tax consequences of their subscribing for, purchasing, holding, selling or redeeming our shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.

        On the date of this prospectus supplement, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda.

        Pursuant to the Exempted Undertakings Tax Protection Act 1966, as amended, we have received an undertaking from the Bermuda Ministry of Finance that, in the event of there being enacted in Bermuda any legislation imposing withholding or other tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or to our shares, debentures or other obligations except and so far as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations or any land leased or let to us in Bermuda.

        As an exempted company, we are liable to pay to the Bermuda Government an annual Government fee presently not to exceed $27,825, based upon our assessable capital.

United States Taxation

        This section describes the material United States federal income tax consequences of owning shares of our common stock. It applies to you only if you acquire your shares in this offering and you hold your shares as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

  •
  a dealer in securities,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

  •
  pass-through entities, including partnerships,

  •
  a tax-exempt organization,

  •
  a life insurance company,

  •
  a person liable for alternative minimum tax,

  •
  a person that actually or constructively owns 10% or more of our voting stock,

  •
  a person that holds shares as part of a straddle or a hedging or conversion transaction, or

  •
  a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        You are a U.S. holder if you are a beneficial owner of shares and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        A "non-U.S. holder" is a beneficial owner of shares that is not a United States person for United States federal income tax purposes.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of shares in your particular circumstances.

        This discussion addresses only United States federal income taxation.

Taxation of Dividends

        U.S. Holders.    Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the shares generally will be qualified dividend income provided that, in the year that you receive the dividend, the shares are readily tradable on an established securities market in the United States.

        The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares and thereafter as capital gain.

        Dividends will be income from sources outside the United States. Dividends paid in taxable years beginning before January 1, 2007 generally will be "passive" or "financial services" income, and dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be "passive" or "general" income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

        Non-U.S. Holders.    If you are a non-U.S. holder, dividends paid to you in respect of shares will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

        U.S. Holders.    Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount that you realize and your tax basis, determined in U.S. dollars, in your shares. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to certain limitations.

        Non-U.S. Holders.    If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

        PFIC Rules.    We believe that shares of our common stock should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the shares, gain realized on the sale or other disposition of your shares would in general not be treated as capital gain. Instead, if you are a U.S. Holder, you would be treated as if you had realized such gain and certain "excess distributions" ratably over your holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your shares. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Backup Withholding and Information Reporting.

        If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to you within the United States, and

  •
  the payment of proceeds to you from the sale of shares effected at a United States office of a broker.

        Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments made to you outside the United States by us or another non-United States payor and

  •
  other dividend payments and the payment of the proceeds from the sale of shares effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

  •
  an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

UNDERWRITING

        Citigroup Global Markets Inc. and Lehman Brothers Inc. are acting as joint bookrunning managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below agreed to purchase, and the selling shareholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	3,050,000
Lehman Brothers Inc.	3,050,000

Total	6,100,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.246 per share. The underwriters may allow, and the dealers may reallow, a concession not to exceed $0.100 per share on sales to other dealers. If all the shares are not sold at the offering price, the representatives may change the public offering price and other selling terms.

        We have indicated to the underwriters an intention to purchase, concurrently with this underwritten offering, 1,500,000 shares of our common stock directly from the selling shareholders in a private, non-underwritten transaction at the net per-share price to be received by the selling shareholders in this underwritten offering.

        We have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc. for a period of 90 days from the date of this prospectus supplement. Our directors and group executive officers have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc. for a period of 30 days from the date of this prospectus supplement. Citigroup Global Markets Inc. and Lehman Brothers Inc. in their sole discretion may release any of the securities subject to these arrangements at any time without notice. This lock-up arrangement will not prohibit us from filing registration statements relating to shares of our common stock to be offered in the future.

        Except in the case of certain of our shares held by the trust that is party to our employee stock purchase agreements, certain of our employee and management shareholders, including our directors and executive officers, are subject to existing transfer restrictions on approximately 1,865,000 shares, including shares that will be issued upon the exercise of currently exercisable options pursuant to shareholder and subscription agreements with us. However, effective 30 days after the date of this prospectus supplement, we intend to release these transfer restrictions on an aggregate of up to approximately 580,000 of these shares, including shares that employees may receive upon the exercise of currently exercisable options such that these shares may be immediately sold in the open market by any of our employees who are not affiliates or group executive officers. These shares, other than the shares held by our group executive officers, are not subject to any lock-up arrangement with the underwriters.

        Our common stock is listed on the New York Stock Exchange under the symbol "WSH".

        The following table shows the underwriting discounts and commission that the selling shareholders are to pay to the underwriters in connection with this offering.

Paid by the Selling shareholders
Per Share	$0.41
Total	$2,501,000

        In connection with this offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchase of shares in the open market while this offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or making stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Prior to purchasing our common stock offered pursuant to this prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 50,000 shares of our common stock at an average price of $36.45 per share in stabilizing transactions.

        We estimate that our portion of the total expenses of this offering will be approximately $600,000.

        The underwriters have performed investment banking and advisory services for us and for affiliates of the selling shareholders from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and affiliates of the selling shareholders in the ordinary course of their business.

        A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        Appleby Spurling Hunter Bermuda, will pass upon the validity of the sale of shares of common stock offered by this prospectus supplement. The Company is being represented as to matters of New York law by Sullivan & Cromwell LLP, New York, New York. The selling shareholders are being represented as to matters of New York law by Simpson Thacher & Bartlett LLP, New York, New York. The underwriters are being represented as to United States legal matters by Cravath, Swaine & Moore LLP, New York, New York.

Enforceability of Foreign Judgment in Bermuda

        We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result it may not be possible for the holders of our common or preferred stock or holders of other securities to effect service of process within the United States upon us or to enforce against us in U.S. courts judgments based on the civil liability provisions of the securities laws of the United States.

        In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor in Bermuda, Appleby Spurling Hunter, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda Court as having jurisdiction over us or our directors or officers, as determined by reference to the Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

        In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of the U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PROSPECTUS

$500,000,000

WILLIS GROUP HOLDINGS LIMITED

Debt Securities
Preferred Stock
Common Stock
Warrants
Warrant Units
Stock Purchase Contracts
Stock Purchase Units
Prepaid Stock Purchase Contracts

TRINITY ACQUISITION LIMITED

Guaranteed Debt Securities

WILLIS NORTH AMERICA INC.

Guaranteed Debt Securities

WILLIS GROUP HOLDINGS LIMITED

35,774,487 Shares of Common Stock

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        See "Risk Factors" beginning on page 5 for information about risks you should consider before you invest in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 6, 2004.

FORWARD-LOOKING STATEMENTS

        We have included in this prospectus forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as changes in premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, general economic conditions in different countries around the world, fluctuations in currency exchange rates and global equity and fixed income markets and other factors disclosed under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in forward-looking statements are reasonable we can give no assurance that those expectations will prove to have been correct. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained in this document are qualified by reference to this cautionary statement.

BERMUDA MONETARY AUTHORITY

        The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars. The permission of the

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Bermuda Monetary Authority is required for the issue and transfer of our shares and other securities under the Exchange Control Act 1972 of Bermuda and regulations under it.

        We have obtained the permission of the Bermuda Monetary Authority for the issuance of some of our common stock that we may offer as described in this document. In addition, we have obtained the permission of the Bermuda Monetary Authority for the free issue and transferability of some of our common stock. No permission has yet been sought from the Bermuda Monetary Authority in respect of the other securities referred to in this prospectus nor for the conversion of any such securities into shares of our common stock. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document. In addition (after the issue of any of the securities referred to in this prospectus or after the transfer of any of the selling shareholders shares referred to in this prospectus) the company will deliver to and file a copy of this prospectus together with the relevant supplemental prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The Bermuda Monetary Authority and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus. Securities may be offered or sold in Bermuda only in compliance with the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities registered by the registration statements of which this prospectus is a part:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002;

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  Our Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

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  Our Reports on Form 6-K and Form 8-K filed on January 2, January 3, February 12, February 13, April 16 and May 2, 2003.

        You may also request a copy of any or all of the information that has been incorporated by reference in this prospectus, free of cost, by writing or telephoning us at the following address and telephone number:

        Willis Group Holdings Limited
        c/o Willis Group Limited
        Ten Trinity Square
        London EC3P 3AX England
        Attention: Company Secretary
        Telephone: +44 20 7488 8111

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under "Where You Can Find More Information About Us".

The Securities We May Offer

        This prospectus is part of two registration statements that we filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Willis Group Holdings Limited may offer from time to time up to $500,000,000 of any of the following securities, either separately or in units with other securities:

  •
  debt securities;

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  preferred stock;

  •
  common stock;

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  warrants; and

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  stock purchase contracts and prepaid stock purchase contracts.

        In addition, all or a portion of such $500,000,000 amount may be debt securities issued by Trinity Acquisition Limited or by Willis North America Inc., each an indirect wholly-owned subsidiary of Willis Group Holdings Limited. Any debt securities issued by Trinity Acquisition Limited will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, which collectively comprise all of its direct and indirect parent entities. Any debt securities issued by Willis North America Inc. will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, which collectively comprise all of its direct and indirect parent entities.

        In addition, certain selling shareholders identified herein or, to the extent applicable, in a prospectus supplement may offer and sell from time to time an aggregate of 35,774,487 shares of common stock of Willis Group Holdings Limited. See "Selling Shareholders."

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Debt Securities

        We may offer unsecured general obligations of Willis Group Holdings Limited, which may be either senior, senior subordinated or subordinated, and may be convertible into shares of our common stock. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Willis Group Holdings Limited as the "Holdings debt securities". The senior debt securities will have the same rank as all of Holdings' other unsecured and unsubordinated debt. The subordinated debt securities and the senior subordinated debt securities will be entitled to payment only after payment of Holdings' senior debt.

        The Holdings debt securities will be issued under one of three indentures between Willis Group Holdings Limited and a trustee. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statements to which this prospectus relates.

        We may offer unsecured general obligations of Trinity Acquisition Limited, which may be either senior, senior subordinated or subordinated and may be convertible into shares of our common stock. Any of such debt securities of Trinity Acquisition Limited will be guaranteed by its direct and indirect parent entities, including Willis Group Holdings Limited. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Trinity Acquisition Limited as the "Trinity debt securities". The Trinity senior debt securities will have the same rank as all of the other unsecured and unsubordinated debt of Trinity Acquisition Limited. The subordinated debt securities and the senior subordinated debt securities of Trinity Acquisition Limited will be entitled to payment only after payment of Trinity Acquisition Limited's senior debt, including guarantees outstanding under our senior credit facility.

        The Trinity debt securities will be issued under one of three indentures among Trinity Acquisition Limited, the guarantors thereto and a trustee. We have summarized general features of the Trinity debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statements of which this prospectus is a part.

        We may also offer unsecured general obligations of Willis North America Inc., which may be either senior, senior subordinated or subordinated and may be convertible into shares of our common stock. Any of such debt securities of Willis North America Inc. will be guaranteed by its direct and indirect parent entities, including Willis Group Holdings Limited. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Willis North America Inc. as the "Willis North America debt securities", and we refer to the Holdings debt securities, Trinity debt securities and the Willis North America debt securities together as the "debt securities". The Willis North America Inc. senior debt securities will have the same rank as all of the other unsecured and unsubordinated debt of Willis North America Inc. The subordinated debt securities and the senior subordinated debt securities of Willis North America Inc. will be entitled to payment only after payment of Willis North America Inc.'s senior debt, including amounts outstanding under our senior credit facility.

        The Willis North America debt securities will be issued under one of three indentures between the Willis North America Inc., the guarantors thereto and a trustee. We have summarized general features of the Willis North America debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statements of which this prospectus is a part.

Preferred Stock

        We may issue preferred stock, par value $0.000115 per share, of Willis Group Holdings Limited, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Common Stock

        We may issue common stock, par value $0.000115 per share, of Willis Group Holdings Limited. Holders of common stock are entitled to receive dividends when declared by the board of directors, subject to the rights of holders of preferred stock. Each holder of common stock is entitled to one vote per share. Except as described herein, the holders of common stock have no preemptive rights or cumulative voting rights.

        In addition, certain selling shareholders identified herein or, to the extent applicable, in a prospectus supplement may offer and sell from time to time an aggregate of 35,774,487 shares of common stock of Willis Group Holdings Limited. See "Selling Shareholders."

Warrants and Warrant Units

        We may issue warrants for the purchase of preferred stock or common stock or debt securities of Willis Group Holdings Limited. We may issue warrants independently or together with other securities. We may also issue warrant units. Each warrant unit will consist of a warrant under which the holder, upon exercise, will purchase a specified number of shares of common or preferred stock.

Stock Purchase Contracts, Stock Purchase Units and Prepaid Stock Purchase Contracts

        We may issue stock purchase contracts obligating holders to purchase from us common stock of Willis Group Holdings Limited. We may issue stock purchase contracts independently or together as part of stock purchase units.

RISK FACTORS

Premiums and Commissions—We do not control the premiums on which our commissions are based, and volatility or declines in premiums may seriously undermine our profitability.

        We derive most of our revenues from commissions and fees for brokering and consulting services. We do not determine insurance premiums on which commissions are generally based. Premiums are cyclical in nature and may vary widely based on market conditions. From the late 1980s through late 2000, insurance premium rates generally declined as a result of a number of factors, including the expanded underwriting capacity of insurance carriers; consolidation of both insurance intermediaries and insurance carriers; and increased competition among insurance carriers.

        In addition, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated agents or brokers such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

Claims, Lawsuits and Proceedings—Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

        We are subject to various actual and potential claims, lawsuits and proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money, errors and omissions claims against us may arise which in turn allege our potential liability for all or part of the amounts in question. Claimants can seek large damage awards and these claims can involve potentially significant defense costs. Such claims, lawsuits and proceedings could, for example, include allegations of damages for our employees or sub-agents failing, whether negligently or intentionally, to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. We have established provisions against these items which we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments.

        While most of the errors and omissions claims made against us have, subject to our self-insured deductibles, been covered by our professional indemnity insurance, our business, results of operations, financial condition and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, claims, lawsuits and proceedings may harm our reputation or divert management resources away from operating our business.

        The principal actual or potential claims, lawsuits and proceedings to which we are currently subject are (i) claims relating to services provided by one of our UK subsidiaries, Willis Faber (Underwriting Management) Limited, to another subsidiary, Sovereign Marine & General Insurance Company Limited (In Scheme of Arrangement), that was engaged in insurance underwriting prior to 1991 as well as certain third party insurance companies; (ii) potential claims which could be asserted with respect to our placement of property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of New York's World Trade Center complex; (iii) potential claims arising out of various legal proceedings between reinsurers, reinsureds and their reinsurance brokers relating to personal accident excess of loss reinsurance placements for the years 1993 to 1998; and (iv) claims relating to activities by a US subsidiary of ours, Baccala and Shoop Insurance Services, prior to 1984 for certain insurance issuing companies.

Regulation—We are subject to insurance industry regulation worldwide. If we fail to comply with regulatory requirements, we may not be able to conduct our business.

        Many of our activities are subject to regulatory supervision in the various countries and jurisdiction in which we are based or our activities are undertaken. We have in the past failed to comply with some of these regulations and future failures to comply by us or our employees may occur. While past failures have resulted in insignificant fines, any failures reported in the future could lead to disciplinary action, including requiring clients to be compensated for loss, the imposition of more substantial fines and the possible revocation of our authorization to operate as well as reputational damage. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business.

Put and Call Arrangements—We have entered into significant put and call arrangements which may require us to pay substantial amounts to purchase shares in one of our associates. Those payments would reduce our cash flow and the funds available to grow our business.

        In connection with many of our investments in our associates, we retain rights to increase our ownership percentages of these associates over time and, in some cases, the existing owners also have a right to put their shares to us. The put arrangement in place for shares of our associate, Gras Savoye, may require us to pay substantial amounts to purchase those shares, which may cause a significant decrease in our liquidity and the funds available to grow our business.

        The rights under the put arrangement may be exercised through 2011, and if fully exercised, we would be required to buy shares of Gras Savoye, other than those held by its management, possibly increasing our ownership interest by 57% from 33% to 90%. Management shareholders of Gras Savoye, representing approximately 10% of the outstanding shares, do not have general put rights before 2011, but have certain put rights on their death, disability or retirement. Payments in connection with management put rights would not have exceeded $35 million if those rights had been fully exercised at December 31, 2002.

        Until 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs ($128 million at December 31, 2002 exchange rates) or a price determined by a contractual formula based on earnings and revenue, which at December 31, 2002 would have amounted to approximately $197 million. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period. The amounts we may have to pay in connection with the put arrangements may significantly exceed these estimates.

Competition—Competition in our industry is intense, and if we are unable to compete effectively, we may lose market share and our business may be materially adversely affected.

        We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. If we are unable to compete effectively against these competitors, we will suffer lower revenue, reduced operating margins and loss of market share.

        Competition for business is intense in all our business lines and in every insurance market, and the other two providers of global risk management services have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services.

Dependence on Key Personnel—The loss of any member of our senior management, particularly our Chairman and Chief Executive Officer, or a significant number of our brokers could negatively affect our financial plans, marketing and other objectives.

        The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, particularly our Chairman and Chief Executive Officer, Joseph J. Plumeri, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors in the past. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not be successful in doing so, because the competition for qualified personnel in our industry is intense.

International Operations—Our significant non-US operations, particularly those in the United Kingdom, expose us to exchange rate fluctuations and various risks that could impact our business.

        A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into pounds sterling or dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws.

        We report our operating results and financial condition in US dollars. Our US operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominantly generate revenue and expenses in the local currency. The table below details the breakdown of revenues and expenses by currency in 2002.

	Pounds Sterling	US Dollars	Other Currencies
Revenues	14%	57%	29%
Expenses	36%	43%	21%

        Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between sterling revenues and expenses creates an exchange exposure. As the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted. Given these facts, the strength of the pound sterling relative to the US dollar has in the past had a material negative impact on our reported results. This risk could have a material adverse effect on our business financial condition, cash flow and results of operations in the future.

        Our policy is to convert into pounds sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining pounds sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We generally do not hedge exposures beyond three years.

Unenforceability of Certain United States Judgments—We are incorporated in Bermuda, and, as a result, it may not be possible for shareholders or holders of other securities to enforce civil liability provisions of the securities laws of the United States.

        We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result it may not be possible for the holders of our common or preferred stock or holders of other securities to effect service of process within the United States upon us or to enforce against us in U.S. courts judgments based on the civil liability provisions of the securities laws of the United States.

        In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor in Bermuda, Appleby Spurling & Kempe, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda Court as having jurisdiction over us or our directors or officers, as determined by reference to the Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

        In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of the U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Difference in Laws—The laws of Bermuda differ from the laws in effect in the United States and may afford less protection to holders of our securities.

        Holders of our common or preferred stock or holders of our other securities may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. We are a Bermuda company and, accordingly, are governed by the Companies Act 1981 of Bermuda, as amended. The Companies Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including:

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  interested director transactions: Our bye-laws generally allow us to enter into any transaction or arrangement in which any of our directors have an interest. Directors may also participate in a board vote approving a transaction or arrangement in which they have an interest, so long as they have disclosed that interest. United States companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

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  business combinations with interested shareholders: United States companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination had been approved by the board in advance or by a supermajority of shareholders or the business combination meets specified conditions. There is no similar law in Bermuda.

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  shareholder suits: The circumstances in which a shareholder may bring a derivative action in Bermuda are significantly more limited than in the United States. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

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  limitations on directors' liability: Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or in the right of the company, against any director, except with respect to claims or rights of action arising out of the fraud or dishonesty of a director. In general, U.S. companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

THE WILLIS GROUP

        Willis Group Holdings Limited is the ultimate holding company for the Willis Group. We trace our history to 1828 and are one of the largest insurance brokers in the world.

        Willis Group Holdings Limited was incorporated in Bermuda on February 8, 2001 as an exempted company under the Companies Act 1981 of Bermuda, as amended, for the sole purpose of redomiciling the ultimate parent company of the Willis Group (comprised of TA I Limited and subsidiaries) from the United Kingdom to Bermuda. We completed an initial public offering of approximately 16% of our shares in June 2001. In November 2001, May 2002 and May 2003 approximately 12%, 15% and 16% of our shares were publicly sold through secondary public offerings.

        We provide a broad range of value-added risk management consulting and insurance brokerage services to in excess of 50,000 clients worldwide. We have significant market positions in the United States, in the United Kingdom and, directly and through our associates, in many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries. In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements; helping clients determine the best means of managing risk; and negotiating and placing insurance risk with insurance carriers through our global distribution network. We also provide other value added services.

        We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets, and then execute the transactions at the most appropriate available price for our client. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses) to a variety of due diligence services to the provision of practical on-site risk control services (such as health and safety or property loss control consulting). We also assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurance risks for our own account.

        We and our associates serve a diverse base of clients located in approximately 180 countries. Those clients include major multinational and middle-market companies in a variety of industries, as well as public institutions. Many of our client relationships span decades. With approximately 13,000 employees around the world and a network of about 300 offices in some 80 countries, in each case including our associates, we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table shows the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends of Willis Group Holdings Limited or its predecessor for each of the five most recent fiscal years and for the nine months ended September 30, 2003.

	1998		1999		2000	2001	2002	Nine months ended September 30, 2003
Ratio of earnings to fixed charges	—	(a)	—	(a)	1.6	1.7	4.9	8.0
Ratio of earnings to combined fixed charges and preferred stock dividends	—	(b)	—	(b)	1.2	1.4	4.9	8.0

(a)
Earnings were insufficient to cover fixed charges for the fiscal year ended December 31, 1998 by $46 million and for the fiscal year ended December 31, 1999 by $108 million; therefore, the ratio for those fiscal years is less than one-to-one and is not shown.

(b)
Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the fiscal year ended December 31, 1998 by $57 million and for the fiscal year ended December 31, 1999 by $143 million; therefore, the ratio for those fiscal years is less than one-to-one and is not shown.

USE OF PROCEEDS

        We will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

        We will not receive any net proceeds from the sale of any shares of common stock offered by the selling shareholders.

DESCRIPTION OF DEBT SECURITIES

        This section explains the provisions of the debt securities that we may offer and sell by this prospectus. The particular terms of the debt securities offered, including any changes from these terms, will be described in a prospectus supplement relating to those debt securities.

        The debt securities will be governed by the applicable indentures. The indentures gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The applicable indentures contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every provision of the debt securities or the indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. You should read the applicable indenture, including the defined terms, and the particular terms of the debt securities for provisions that may be important to you. You should read the prospectus supplement relating to a series of debt securities for more information about the terms of a particular series of debt securities, including variations from the terms described in this prospectus. This summary is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

        The Holdings debt securities will be general unsecured obligations of Willis Group Holdings Limited. The Holdings senior debt securities will be senior to all subordinated debt of Willis Group Holdings Limited. The Holdings senior debt securities will rank equally with other unsecured, unsubordinated debt of Willis Group Holdings Limited.

        The Holdings senior subordinated debt securities will be subordinate to any Holdings senior debt and to certain other debt obligations of Willis Group Holdings Limited that may be outstanding. The Holdings senior subordinated debt securities will rank equally with certain other senior subordinated debt of Willis Group Holdings Limited that may be outstanding and senior to certain subordinated debt of Willis Group Holdings Limited that may be outstanding, including any Holdings subordinated debt securities.

        The Holdings subordinated debt securities will be subordinate in right of payment to any Holdings senior debt, to Holdings senior subordinated debt securities and to certain other obligations of Willis Group Holdings Limited and will rank equally with certain other subordinated debt of Willis Group Holdings Limited. None of the Holdings debt securities will be guaranteed unless otherwise described in the applicable prospectus supplement.

        The Holdings senior debt securities are to be issued under a senior indenture to be executed between Willis Group Holdings Limited and JPMorgan Chase Bank, N.A. We refer to this indenture as the "Holdings senior indenture". Holdings senior subordinated debt securities are to be issued under a senior subordinated indenture to be executed by Willis Group Holdings Limited and The Bank of New York, as trustee. We refer to this indenture as the "Holdings senior subordinated indenture". Holdings subordinated debt securities are to be issued under a subordinated indenture to be executed by Willis Group Holdings Limited and Citibank, N.A., as trustee. We refer to this indenture as the "Holdings subordinated indenture". In this prospectus, the Holdings senior indenture, the Holdings senior subordinated indenture and the Holdings subordinated indenture are sometimes collectively referred to as the "Holdings indentures" and the trustees thereunder are sometimes collectively referred to as the "Holdings trustees" and individually as a "Holdings trustee".

        The Trinity debt securities will be general unsecured obligations of Trinity Acquisition Limited. The Trinity senior debt securities will be senior to all subordinated debt of Trinity Acquisition Limited, including any outstanding Trinity senior subordinated debt securities and Trinity subordinated debt securities. The Trinity senior debt securities will rank equally with other unsecured, unsubordinated debt of Trinity Acquisition Limited.

        The Trinity senior subordinated debt securities will be subordinated to any Trinity senior debt securities and to other certain debt obligations of Trinity Acquisition Limited that may be outstanding, including guarantees outstanding under our senior credit facility. The Trinity senior subordinated debt securities will rank equally with certain other senior subordinated debt of Trinity Acquisition Limited that may be outstanding and senior to certain subordinated debt of Trinity Acquisition Limited that may be outstanding, including any Trinity subordinated debt securities.

        The Trinity subordinated debt securities will be subordinated in right of payment to any Trinity senior debt securities, including guarantees outstanding under our senior credit facility, and Trinity senior subordinated debt securities and to certain other obligations of Trinity Acquisition Limited and will rank equally with certain other subordinated debt of Trinity Acquisition Limited.

        The Trinity debt securities will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, which collectively comprise all of the direct and indirect parent entities of Trinity Acquisition Limited.

        The Trinity senior debt securities will be issued under a senior indenture to be executed among Trinity Acquisition Limited, Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, as guarantors, and JPMorgan Chase Bank, N.A., as trustee. We refer to this indenture as the "Trinity senior indenture". The Trinity senior subordinated debt securities will be issued under a senior subordinated indenture to be executed between Trinity Acquisition Limited, Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, as guarantors, and The Bank of New York, as trustee. We refer to this indenture as the "Trinity senior subordinated indenture". The Trinity subordinated debt securities will be issued under a subordinated indenture to be executed between Trinity Acquisition Limited, Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, as guarantors, and Citibank, N.A., as trustee. We refer to this indenture as the "Trinity subordinated indenture". The Trinity senior indenture, the Trinity senior subordinated indenture and the Trinity subordinated indenture are sometimes referred to individually as a "Trinity indenture" and collectively as the "Trinity indentures" and the trustees thereunder are sometimes collectively referred to as the "Trinity trustees" and individually as a "Trinity trustee".

        The Willis North America debt securities will be general unsecured obligations of Willis North America Inc. The Willis North America senior debt securities will be senior to all subordinated debt of Willis North America Inc., including any outstanding Willis North America senior subordinated debt securities and any Willis North America subordinated debt securities. The Willis North America senior debt securities will rank equally with other unsecured, unsubordinated debt of Willis North America Inc.

        The Willis North America senior subordinated debt securities will be subordinated to any Willis North America senior debt securities and to other certain debt obligations of Willis North America Inc. that may be outstanding, including amounts outstanding under our senior credit facility. The Willis North America senior subordinated debt securities will rank equally with certain other senior subordinated debt of Willis North America Inc. that may be outstanding and senior to certain subordinated debt of Willis North America Inc. that may be outstanding, including any Willis North America subordinated debt securities.

        The Willis North America subordinated debt securities will be subordinated in right of payment to any Willis North America senior debt securities, including amounts outstanding under our senior credit facility, and Willis North America senior subordinated debt securities and to certain other obligations of Willis North America Inc. and will rank equally with certain other subordinated debt of Willis North America Inc.

        The Willis North America debt securities will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited,

TA IV Limited, Willis Group Limited and Willis Partners, which collectively comprise all of the direct and indirect parent entities of Willis North America Inc.

        The Willis North America senior debt securities will be issued under a senior indenture to be executed between Willis North America Inc., Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, as guarantors, and JPMorgan Chase Bank, N.A., as trustee. We refer to this indenture as the "Willis North America senior indenture". The Willis North America senior subordinated debt securities will be issued under a senior subordinated indenture to be executed between Willis North America Inc., Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, as guarantors, and The Bank of New York, as trustee. We refer to this indenture as the "Willis North America senior subordinated indenture". The Willis North America subordinated debt securities will be issued under a subordinated indenture to be executed between Willis North America Inc., Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, as guarantors, and Citibank, N.A., as trustee. We refer to this indenture as the "Willis North America subordinated indenture". The Willis North America senior indenture, the Willis North America senior subordinated indenture and the Willis North America subordinated indenture are sometimes referred to individually as a "Willis North America indenture" and collectively as the "Willis North America indentures" and the trustees thereunder are sometimes collectively referred to as the "Willis North America trustees" and individually as a "Willis North America trustee".

        The Holdings senior indenture, the Trinity senior indenture and the Willis North America senior indenture are sometimes referred to individually as a "senior indenture" and collectively as the "senior indentures". The Holdings senior subordinated indenture, the Trinity senior subordinated indenture and the Willis North America senior subordinated indenture are sometimes referred to individually as a "senior subordinated indenture" and collectively as the "senior subordinated debt indentures". The Holdings senior indenture, the Trinity subordinated indenture and the Willis North America subordinated indenture are sometimes referred to individually as a "subordinated indenture" and collectively as the "subordinated indentures". The Holdings indentures, the Trinity indentures and the Willis North America indentures are sometimes referred to individually as an "indenture" and collectively as the "indentures". The Holdings trustees, the Trinity trustees and the Willis North America trustees are sometimes referred to individually as a "trustee" and collectively as "trustees".

        The indentures are substantially identical, except for provisions relating to guarantees, conversion and subordination. For purposes of the summaries below, the term "issuer" shall refer to Willis Group Holdings Limited in the case of Holdings debt securities, Trinity Acquisition Limited in the case of Trinity debt securities and Willis North America Inc. in the case of Willis North America debt securities. The term "guarantor" shall refer to each guarantor under the applicable Trinity indenture or Willis North America indenture, as the case may be.

        The Holdings senior debt securities, the Trinity senior debt securities and the Willis North America senior debt securities may be referred to collectively as "senior debt securities". The Holdings senior subordinated debt securities, the Trinity senior subordinated debt securities and the Willis North America senior subordinated debt securities may be referred to collectively as "senior subordinated debt securities". The Holdings subordinated debt securities, the Trinity subordinated debt securities and the Willis North America subordinated debt securities may be referred to collectively as "subordinated debt securities".

General

        The indentures do not limit the aggregate principal amount of debt securities which may be issued. The indentures also provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the amount authorized by the applicable issuer, in each case as established from time to time in or pursuant to a resolution of our board of directors and set forth in an officers' certificate or established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

        Reference is made to the prospectus supplement for the following terms of any offered debt securities:

  •
  the identity of the issuer and the guarantors, if applicable;

  •
  the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible), aggregate principal amount and authorized denominations of the offered debt securities;

  •
  the percentage of their principal amount at which such offered debt securities will be issued;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the offered debt securities will mature or the method of determination thereof;

  •
  the rate or rates (which may be fixed or variable) at which the offered debt securities will bear interest, if any, or the method by which such rate or rates shall be determined, any reset features of the rates and the date or dates from which such interest will accrue or the method by which such date or dates shall be determined;

  •
  the dates on which any such interest will be payable and the regular record dates for such interest payment dates;

  •
  any mandatory or optional sinking fund or purchase fund or similar provisions;

  •
  if applicable, the period or periods within which and the price or prices at which the offered debt securities may be redeemed at the option of the applicable issuer pursuant to any optional or mandatory redemption provisions or may be repurchased at the option of the holder of the offered debt securities, and the other redemption or repurchase terms;

  •
  if applicable, the terms and conditions upon which the offered debt securities may be convertible into common stock, including the initial conversion rate, the conversion period and any other provision;

  •
  if other than denominations of $1,000 and integral multiples thereof, the denominations in which debt securities of the series shall be issuable;

  •
  if other than the principal amount of the offered debt securities, the portion of the principal amount which shall be payable upon declaration of acceleration of maturity of the offered securities;

  •
  whether such offered debt securities shall be subject to defeasance and under what terms;

  •
  any events of default provided with respect to the offered debt securities that are in addition to or different from those explained here;

  •
  any subordination terms that are in addition to or different from those explained here;

  •
  any guarantee terms that are in addition to or different from those explained here; and

  •
  any other terms of the offered debt securities.

        Unless otherwise indicated in the prospectus supplement, the principal of, premium and interest on the offered debt securities will be payable, and exchanges and transfers of the debt securities will be handled, at the applicable trustee's corporate trust office. The applicable issuer will have the option to pay interest by check mailed to the holder's address as it appears in the security register.

        No service charge will be made for any registration of transfer or exchange of the offered debt securities, but the applicable issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with an exchange or transfer.

        Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the prospectus supplement.

Ranking

        The payment of the principal of premium, if any, and interest on, the senior subordinated debt securities and the subordinated debt securities will be subordinated, as set forth in the senior subordinated or subordinated indentures, in right of payment, to the prior payment in full of all senior indebtedness, whether outstanding on the date of the applicable indenture or thereafter incurred.

        Except as set forth in the applicable prospectus supplement, upon any distribution to creditors of an issuer or a guarantor in a liquidation or dissolution of such issuer or guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to it or its property, an assignment for the benefit of creditors or any marshalling of its assets and liabilities, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of such senior indebtedness and all outstanding letter of credit obligations will be fully cash collateralized before the holders of the debt securities will be entitled to receive any payment with respect to the senior subordinated debt securities or the subordinated debt securities, and until all senior indebtedness is paid in full in cash or cash equivalents, any distribution to which the holders of the debt securities would be entitled shall be made to the holders of senior indebtedness, except that holders of the senior subordinated debt securities or the subordinated debt securities may receive

  (1)
  shares of capital stock and any securities representing indebtedness that are subordinated at least to the same extent as the senior subordinated debt securities or the subordinated debt securities to

  •
  senior indebtedness and

  •
  any securities issued in exchange for senior indebtedness and

  (2)
  payments made from the trust referred to under "Satisfaction and Discharge of Indenture; Defeasance".

        An issuer or a guarantor also may not make any payment upon or in respect of the senior subordinated debt securities or the subordinated debt securities, except in such subordinated securities or from the trust referred to under "Satisfaction and Discharge of Indenture; Defeasance", if

  (1)
  a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, designated senior indebtedness occurs and is continuing beyond any applicable period of grace, a payment default, or

  (2)
  any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, a non-payment default, and the applicable trustee receives a payment blockage notice with respect to such default from a representative of holders of such designated senior indebtedness.

        Payments on the senior subordinated debt securities or the subordinated debt securities, as the case may be, including any missed payments, may and shall be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such designated senior indebtedness shall have been discharged or paid in full in cash or cash equivalents and all outstanding letter of credit obligations shall have been fully cash collateralized; and

  (2)
  in case of a nonpayment default, the earlier of

  •
  the date on which such nonpayment default is cured or waived,

  •
  179 days after the date on which the applicable payment blockage notice is received, each such period, the payment blockage period, or

  •
  the date such payment blockage period shall be terminated by written notice to the applicable trustee from the requisite holders of such designated senior indebtedness necessary to terminate such period or from their representative.

No new payment blockage period may be commenced until 365 days have elapsed since the effectiveness of the immediately preceding payment blockage notice. However, if any payment blockage notice within such 365-day period is given by or on behalf of any holders of designated senior indebtedness, other than the agent under our senior credit facility, the agent under our senior credit facility may give another payment blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the applicable trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of not less than 90 days.

        If an issuer or a guarantor fails to make any payment on the senior subordinated debt securities or the subordinated debt securities when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an event of default under the applicable indenture and would enable the holders of the senior subordinated debt securities or the subordinated debt securities to accelerate the maturity of such debt securities.

        The applicable indenture will further require that an issuer or a guarantor promptly notify holders of senior indebtedness if payment of the senior subordinated debt securities or the subordinated debt securities is accelerated because of an event of default.

        "Designated senior indebtedness" means:

  •
  senior indebtedness under our senior credit facility (including any amendments, replacements or refinancings thereof) and, in the case of the subordinated debt securities of Willis North America, any existing 9% senior subordinated notes due 2009; and

  •
  any other senior indebtedness permitted under the applicable indenture the principal amount of which is $25.0 million or more and that has been designated by an issuer as designated senior indebtedness.

        "Senior indebtedness" means:

  (1)
  the obligations under our senior credit facility; and

  (2)
  the obligations under any other indebtedness permitted to be incurred by an issuer under the terms of the applicable indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the senior subordinated debt securities or the subordinated debt securities, as the case may be, including, with respect to clauses (1) and (2), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate specified in the documents evidencing or governing such senior indebtedness, whether or not such interest is an allowable claim in such bankruptcy proceeding.

        Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include:

  •
  any liability for federal, state, local or other taxes owed or owing by an issuer;

  •
  any obligation of an issuer to its direct or indirect parent corporations or to any of its subsidiaries;

  •
  any accounts payable or trade liabilities, including obligations in respect of funds held for the account of third parties, arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities, other than obligations in respect of letters of credit under our senior credit facility;

  •
  any indebtedness that is incurred in violation of the applicable indenture;

  •
  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to an issuer;

  •
  in the case of the subordinated debt securities, any indebtedness, guarantee or obligation of an issuer which is subordinate or junior to any other indebtedness, guarantee or obligation of such issuer;

  •
  indebtedness evidenced by the subordinated debt securities and, in the case of the senior subordinated debt securities, indebtedness evidenced by the senior subordinated debt securities; and

  •
  capital stock of an issuer.

        "Senior Indebtedness" of an issuer or any guarantor of the senior subordinated debt securities or the subordinated debt securities has a correlative meaning.

Conversion Rights

        The prospectus supplement will provide whether the offered debt securities will be convertible and, if so, the initial conversion price or conversion rate at which such convertible debt securities will be convertible into shares of Willis Group Holdings Limited common stock. The holder of any convertible debt security will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by Willis Group Holdings Limited, to convert such debt security at the principal amount (or, if such debt security is an original issue discount security, such portion of the principal amount thereof as is specified in the terms of such debt security) into shares of common stock at the conversion price or conversion rate set forth in the prospectus supplement, subject to adjustment. The holder of a convertible debt security may convert a portion of the debt security which is $1,000 or any integral multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the holder, if applicable, such right will terminate upon receipt of written notice of the exercise of the option.

        In certain events, the conversion rate will be subject to adjustment as set forth in the applicable indenture. Such events may include:

  •
  the issuance of shares of any class of capital stock of Willis Group Holdings Limited as a dividend on the common stock into which the debt securities of such series are convertible;

  •
  subdivisions, combinations and reclassifications of the common stock into which debt securities of such series are convertible;

  •
  the issuance to all holders of common stock into which debt securities of such series are convertible of rights or warrants entitling the holders (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the current market price per share of common stock (as defined in the indentures); and

  •
  the distribution to all holders of common stock of evidences of debt of Willis Group Holdings Limited or of assets (excluding cash dividends paid from retained earnings and dividends payable in common stock for which adjustment is made as referred to above) or subscription rights or warrants (other than those referred to above).

        No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. Fractional shares of common stock will not be issued upon conversion, but Willis Group Holdings Limited will pay a cash adjustment for it. Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date (except convertible debt securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest which the registered holder is to receive.

Defaults, Notice and Waiver

        The following are events of default under the indentures with respect to debt securities of any series issued thereunder:

  •
  default in the payment of interest on any debt security of that series when due continued for 30 days (whether or not such payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the payment of the principal of (or premium, if any on) any debt security of that series at its maturity (whether or not payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the deposit of any sinking fund payment, when due by the terms of any debt security of that series (whether or not payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the performance, or breach, of any other covenant of the applicable issuer, any of its restricted subsidiaries, in the case of Holdings debt securities or Trinity debt securities, Trinity or any of its restricted subsidiaries, in the case of Willis North America debt securities, or any guarantor specified in the indenture or any debt security of that series (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than that series), continued for 90 days after written notice from the trustee or the holders of 25% or more in principal amount of the debt securities of such series outstanding;

  •
  certain events of bankruptcy, insolvency or reorganization;

  •
  if applicable, any guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms; and

  •
  any other event of default provided with respect to debt securities of that series.

        If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case of an event of default arising from the events described in the fifth bullet above, all outstanding debt securities of the applicable series will become due and payable without further action or notice. However, any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, by written notice rescind and annul such acceleration under certain circumstances. For information as to waiver of defaults, see "Modification and Waiver" below.

        Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provision relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and the continuation thereof.

        The applicable issuer and, in the case of Willis North America debt securities, Trinity Acquisition Limited must file annually with each trustee an officers' certificate stating whether or not the issuer is in default in the performance and observance of any of the terms, provisions and conditions of the respective indenture and, if so, specifying the nature and status of the default.

        Each indenture provides that the trustee, within 90 days after the occurrence of a default, will give by mail to all holders of debt securities of any series notice of all defaults with respect to such series known to it, unless such default has been cured or waived; but, in the case of a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund or similar obligation installment with respect to debt securities of such series, the trustee shall be protected in withholding such notice if the board of directors or such committee of directors as designated in such indenture or responsible officer of the trustee in good faith determines that the withholding of such notice is in the interest of such holders.

        Each indenture contains a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any right or power under such indenture at the request of any such holders. Each indenture provides that the holders of a majority in principal amount of the then outstanding debt securities of any series may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee regarding the debt securities of such series. The right of a holder to institute a proceeding with respect to each indenture is subject to certain conditions precedent including notice and indemnity to the trustee, but the holder has an absolute right to receipt of principal and interest when due and to institute suit for payment of principal and interest.

Covenants

  Consolidation, Merger and Sale of Assets

        Unless otherwise indicated in the prospectus supplement relating to offered debt securities, the applicable issuer and, in the case of Willis North America debt securities, Trinity Acquisition Limited, without the consent of any holder of outstanding debt securities, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which the applicable issuer or, in the case of Willis North America debt securities, Trinity Acquisition Limited is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the applicable issuer or Trinity Acquisition Limited, as the case may be, substantially as an entirety is organized under the laws of any United States jurisdiction or the jurisdiction of organization of such issuer or Trinity Acquisition Limited, as the case may be, and expressly assumes the applicable issuer's or Trinity Acquisition Limited's obligations, as the case may be, on the debt securities and under the indenture, that after giving effect to the transaction, no event of default shall have happened and be continuing, and that certain other conditions are met.

  Other Covenants

        The prospectus supplement relating to offered debt securities will describe any other material covenants in respect of a series of debt securities. Unless otherwise indicated in the applicable prospectus supplement, any covenants applicable to the Holdings debt securities will be binding on Holdings and its restricted subsidiaries and any covenants applicable to the Trinity debt securities or the Willis North America debt securities will be binding on Trinity and its restricted subsidiaries, with the exception of any covenant regarding filing reports under the Securities Exchange Act of 1934, as amended, which will be binding on Willis Group Holdings Limited. Other than the covenant included in the indentures described under "Consolidation, Merger and Sale of Assets" above or any covenant described in the applicable prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations or the incurrence of additional indebtedness by the applicable issuer or any guarantor, and there are no covenants or other provisions in the indenture providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control transaction or a highly leveraged transaction.

Modification and Waiver

        Modification and amendments of the indentures may be made by the applicable issuer, if applicable, any guarantor, and the trustee with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected provided, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or any premium or interest, on any debt security;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  •
  adversely affect any right of repayment at the option of the holder of any security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation of the holder or modify the payment terms of any sinking fund or similar obligation;

  •
  impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to any debt security; or

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

        Without the consent of any holder of outstanding debt securities, the applicable issuer, any guarantor, and the trustee may amend or supplement the indentures and each series of debt securities to evidence the succession of another corporation to the applicable issuer or a guarantor and the assumption of such successor to the obligations thereof, to establish the form or terms of any series of debt securities, to cure any ambiguity or inconsistency or to provide for debt securities in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

        The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Satisfaction and Discharge of Indenture; Defeasance

        The applicable indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement when:

  •
  all debt securities, with all debt securities, with the exceptions provided for in the applicable indenture, of that series have been delivered to the applicable Trustee for cancellation;

  •
  all debt securities of that series not theretofore delivered to the applicable Trustee for cancellation:

  •
  have become due and payable;

  •
  will become due and payable at their stated maturity within one year; or

  •
  are to be called for redemption within one year; or

  •
  certain events or conditions occur as specified in the applicable prospectus supplement.

        Unless otherwise specified in the prospectus supplement, the applicable issuer can terminate all of its obligations under the indenture with respect to the debt securities of any series, other than the obligation to pay interest on, premium, if any, and the principal of the debt securities of such series and certain other obligations, known as "covenant defeasance", at any time by:

  •
  depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities of such series to their maturity; and

  •
  complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance.

        In addition, unless otherwise specified in the prospectus supplement, the applicable issuer can terminate all of its obligations under the indenture with respect to the debt securities of any series, including the obligation to pay interest on, premium, if any, and the principal of the debt securities of such series, known as "legal defeasance", at any time by:

  •
  depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities of such series to their maturity, and

  •
  complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a change in the federal tax law since the date of the indenture to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or the delivery to the trustee of a ruling or other formal statement or action by the Internal Revenue Service to the same effect.

Guarantees

        Unless otherwise set forth in the applicable prospectus supplement, the Holdings debt securities will not be guaranteed. Payment of the principal of, premium, if any, and interest on the Trinity debt securities will be fully and unconditionally guaranteed, jointly and severally, by Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, which collectively comprise all of its direct and indirect parent entities. Payment of the principal of, premium, if any, and interest on the Willis North America debt securities will be fully and unconditionally guaranteed, jointly and severally, by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, which collectively comprise all of its direct and indirect parent entities. The guarantees will be made on a senior, senior subordinated or subordinated basis corresponding to the relative ranking of the underlying debt securities.

        The obligations of each guarantor under its guarantee will be limited so as not to constitute a fraudulent conveyance under applicable U.S. Federal or state laws. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from any other guarantor in a pro rata amount based on the net assets of each guarantor determined in accordance with generally accepted accounting principles.

        A guarantee issued by any guarantor will be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any person not an affiliate of Willis Group Holdings Limited of all of Willis Group Holdings Limited's capital stock in, or all or substantially all the assets of, such guarantor.

Trustees

        JPMorgan Chase Bank, N.A. is the trustee under the senior indentures. The Bank of New York is the trustee under the senior subordinated indentures. Citibank, N.A. is the trustee under the subordinated indentures. The trustees may perform certain services for and transact other banking business with Willis Group Holdings Limited, Trinity Acquisition Limited, Willis North America Inc. or, if applicable, any guarantor from time to time in the ordinary course of business.

Bermuda Monetary Authority Approval

        The approval of the Bermuda Monetary Authority will be required prior to any issuance or transfer of any debt security of Willis Group Holdings Limited or for the conversion of any debt securities into common stock of Willis Group Holdings Limited.

DESCRIPTION OF CAPITAL STOCK

        The following summary is a description of the material terms of the capital stock of Willis Group Holdings Limited. Our memorandum of association and bye-laws are filed as exhibits to the registration statements to which this prospectus relates.

General

        We were incorporated as an exempted company under The Companies Act 1981 of Bermuda, as amended. Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

        Our authorized capital consists of 4,000 million shares of common stock and 1,000 million shares of preferred stock. As of September 30, 2003, our issued and outstanding share capital consisted of 154,251,139 shares of common stock. With the consent of the Bermuda Monetary Authority, persons who are not residents of Bermuda may freely hold, vote and transfer the shares that we are offering in this prospectus.

Common Stock

        Our current authorized but unissued shares are at the disposal of our board of directors, who may issue, grant options over or otherwise dispose of those shares to any persons and on any terms they deem appropriate, provided the issuance does not violate Bermuda law or our bye-laws and we obtain Bermuda Monetary Authority approval in applicable circumstances.

  Voting Rights and Shareholders' Meetings

        Holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Unless required by Bermuda law or our bye-laws, voting at general meetings is decided by a simple majority of the votes cast at a meeting at which a quorum is present. Under our bye-laws, shareholders representing at least 50% of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote constitute a quorum. Under our bye-laws, the vote of 75% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws. Any share entitled to vote may be voted by written proxy and proxies may be valid for all general meetings. There are no limitations under Bermuda law on the voting rights of non-resident or foreign shareholders.

        Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Under Bermuda law and our bye-laws, general meetings of shareholders may either be annual or special. Under Bermuda law, special general meetings must be called upon the request of shareholders holding not less than 10% of the paid up capital of the company carrying the right to vote at general meetings. Directors may also convene special general meetings as they deem necessary.

        Bermuda law requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, notice of annual general meetings must be made in writing at least 21 days before the meeting and notice of special general meetings must be made in writing at least seven days before the meeting.

  Election or Removal of Directors

        Under Bermuda law and our bye-laws, directors are elected at the annual general meeting or to serve until their successors are elected or appointed, unless they are earlier removed or resign.

        The election of our directors is determined by a simple majority of votes cast, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all directors.

        Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election, by the board of directors.

  Duties of Directors and Officers

        Under the Companies Act 1981, the duties of directors and officers are to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of the company is also required to comply with the provisions of the Companies Act 1981, all related regulations and the Company's bye-laws. In addition, the directors are subject to common law fiduciary duties. These duties include the duty to act bona fide in the best interests of the company, and not for any collateral purpose.

        Under Bermuda law, the directors' duties are owed to the company itself, not to its shareholders or members, creditors, or any class of either shareholders, members or creditors. In discharging his or her duties, a director is required to exercise the care and skill which may be reasonably expected of a person with the director's skills and experience.

        Bermuda law renders void any provision in the bye-laws or in any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. In addition, the Companies Act 1981 provides that where a director, officer or auditor of a company is found liable to any person for damages arising out of the performance of any function of his or her duties, he will only be held jointly and severally liable if it is proved that he or she knowingly engaged in fraud or dishonesty. In any other case, the court will determine the percentage of responsibility of all parties it determines has contributed to the loss or liability of the plaintiff, and the liability of any one director, officer or auditor shall be equal to the total loss suffered by the plaintiff multiplied by the director's, officer's or auditor's percentage of responsibility as determined by the court.

  Dividend Rights

        Dividends are payable only when declared by the board of directors. Bermuda law prohibits a company from declaring a dividend or making a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after payment, be unable to pay its liabilities as they become due, or the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. All dividends unclaimed for a period of six years after having been declared will be forfeited and revert to us. Except as noted in this paragraph, there are no limitations under Bermuda law on the rights of non-resident or foreign shareholders to receive dividends.

  Rights In Liquidation

        In the event of our liquidation, after payment of all debts and liabilities, we will distribute our remaining assets to our shareholders in proportion to their ownership of outstanding shares, subject to the preferential rights accorded to any series of preferred stock.

  Pre-Emptive Rights

        Generally, holders of our common stock have no pre-emptive rights. In limited circumstances not involving a public offering, pursuant to our shareholder rights agreement, members of the consortium are entitled to pre-emptive rights.

  Changes In Capital

        We may from time to time by shareholder resolution passed by a simple majority:

  •
  increase our share capital to be divided into shares in the amount that the resolution prescribes;

  •
  divide our shares into several classes with different rights;

  •
  consolidate and divide any or all of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, as long as the proportion between the amount paid and the amount, if any, unpaid on each reduced share be the same as on the share from which the reduced share is derived;

  •
  cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the cancelled shares;

  •
  change the currency denomination of our share capital; and

  •
  authorize the reduction of issued share capital or any share premium.

  Transfer Of Shares

        Transfer of shares must be in writing. The instruments of transfer of a share may be in any form which our board of directors approves.

  Modification Of Rights

        Our bye-laws provide that, subject to Bermuda law, the rights attached to any class of shares of common stock may be modified by a resolution passed at a separate general meeting of the holders representing at least a majority of the votes cast of that class. For purposes of this meeting, one or more shareholders present in person or by proxy representing at least a majority of the issued and outstanding shares of that class and entitled to vote will be a quorum.

  Borrowing Power

        Neither Bermuda law nor our bye-laws will restrict in any way our power to borrow and raise funds. The decision to borrow funds is passed by or under direction of our board of directors, no shareholders' resolution being required.

Preferred Stock

        Authorized shares of our preferred stock may be issued at the discretion of our board of directors without any further action by the shareholders, except as required by applicable law or regulation. Our board of directors is authorized, from time to time, to divide the preferred stock into classes or series, to designate each class or series and to determine for each class or series its respective rights and preferences, including, without limitation, any of the following:

  •
  the rate of dividends and whether dividends will be cumulative or have a preference over the common stock in right of payment;

  •
  the terms and conditions upon which shares may be redeemed and the redemption price;

  •
  sinking fund provisions for the redemption of shares;

  •
  the amount payable in respect of each share upon a voluntary or involuntary liquidation of us;

  •
  the terms and conditions upon which shares may be converted into other securities of ours, including common stock;

  •
  limitations and restrictions on payment of dividends or other distributions on, or redemptions of, other classes of our capital stock junior that that series, including the common stock;

  •
  conditions and restrictions on the incurrence of certain indebtedness or issuance of other senior classes of capital stock;

  •
  the terms on which shares may be redeemed, if any; and

  •
  voting rights.

        Any series or class of preferred stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights. The preferred stock authorized is of the type commonly known as blank-check preferred stock.

        The prospectus supplement relating to the new series will specify whether the series of preferred stock will be issued separately, as part of warrant units or upon exercise of warrants.

  Ranking

        Each new series of preferred stock will rank equally with each other series of preferred stock and prior to our common stock regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

  Dividends

        Holders of each new series of preferred stock will be entitled to receive cash dividends, if declared by the board of directors out of funds legally available for cash dividends. For each series, we will specify in the applicable prospectus supplement:

  •
  the dividend rates;

  •
  whether the rates will be fixed or variable or both;

  •
  the dates of distribution of the cash dividends; and

  •
  whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

        We will pay dividends to holders of record of preferred stock as they appear on our records, on the record dates fixed by the board of directors.

        We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

  Conversion and Exchange

        The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

  Redemption

        We will specify in the prospectus supplement applicable to each new series of preferred stock:

  •
  whether it will be redeemable at any time, in whole or in part, at our option or the holder of the preferred stock;

  •
  whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

  •
  the redemption prices.

        In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

        Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

  Liquidation Preference

        Upon the voluntary or involuntary liquidation, dissolution or winding up of Willis Group Holdings Limited, holders of each series of preferred stock will be entitled to receive:

  •
  distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

  •
  any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

        In the event that holders of preferred stock are not paid in full upon a liquidation, dissolution or winding up of Willis Group Holdings Limited, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

        After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

  Voting Rights

        The holders of shares of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

  Transfer Agent and Registrar

        We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the applicable prospectus supplement.

  Reservation of Common Stock

        We will reserve the full number of shares of our common stock issuable on conversion of the preferred stock out of the total of our authorized but unissued shares of common stock to permit the conversion of the preferred stock into shares of common stock.

Other Matters

        Access to books and records and dissemination of information.    Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association, including its objects and powers, and any alteration to the company's memorandum of association.

        The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda.

        A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Amendment of memorandum of association and bye-laws.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. In certain circumstances, an amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Except as set forth therein, the bye-laws may be amended by a resolution passed by a majority of votes cast at a general meeting.

        Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

        Appraisal rights and shareholder suits.    Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

  •
  a meeting of the holders of shares of the amalgamating company;

  •
  a meeting of the holders of each class of such shares; and

  •
  in certain circumstances, the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his discretion).

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

  •
  is alleged to be beyond the corporate power of the company;

  •
  is illegal; or

  •
  would result in the violation of the company's memorandum of association or bye-laws.

        Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

        When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

        Bermuda Monetary Authority consent will be required for the issuance and or transfer of any preferred stock and for any common stock that does not currently benefit from the existing Bermuda Monetary Authority permission.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase shares of common stock or preferred stock or debt securities of Willis Group Holdings Limited. We may issue warrants independently of, or together with, any other securities, including as part of a warrant unit, and warrants may be attached to or separate from those securities.

        Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

        The applicable prospectus supplement will describe the terms of any warrants, including the following:

  •
  the title and aggregate number of the warrants;

  •
  any offering price of the warrants;

  •
  the designation and terms of any securities that are purchasable upon exercise of the warrants;

  •
  the number of shares or aggregate principal amount of the securities purchasable upon exercise of a warrant and the price of such securities;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

  •
  the time or period when the warrants are exercisable and the final date on which the warrants may be exercised and terms regarding any right of Willis Group Holdings Limited to accelerate this final date;

  •
  if applicable, the minimum or maximum amount of the warrants exercisable at any one time;

  •
  any currency or currency units in which the offering price and the exercise price are payable;

  •
  any applicable anti-dilution provisions of the warrants;

  •
  any applicable redemption or call provisions; and

  •
  any additional terms of the warrants not inconsistent with the provisions of the warrant agreement.

        The applicable prospectus supplement will describe the specific terms and other provisions of any warrant units.

        Bermuda Monetary Authority approval will be required for the issuance of any warrants to purchase shares of common or preferred stock or other debt securities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND PREPAID STOCK PURCHASE CONTRACTS

        Willis Group Holdings Limited may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock of Willis Group Holdings Limited at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing each holder's obligation under the original stock purchase contract.

        The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid stock purchase contracts.

BOOK ENTRY PROCEDURES AND SETTLEMENT

        Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, ("DTC"), a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

        Purchasers of securities may only hold interests in book-entry securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers that have an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

        The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

        A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

  •
  DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days;

  •
  We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

  •
  In the case of debt securities, an event of default has occurred and is continuing with respect to such book-entry debt securities and, in exchange for any such securities, we decide to, or upon the request of the applicable trustee we shall, deliver new debt securities of that series in definitive registered form in the same aggregate principal amount as the global debt securities being exchanged.

        Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

        In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York

Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

        We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

        Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

        Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

        Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

        When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

SELLING SHAREHOLDERS

        35,774,487 of the shares of common stock of Willis Group Holdings Limited being offered pursuant to this prospectus may be offered by certain selling shareholders.

        The following presents information with respect to the beneficial ownership of our shares and the number of shares that may be sold hereunder as of September 30, 2003, by each potential selling shareholder. The actual amount, if any, of common stock to be offered by each selling shareholder and the amount and percentage of common stock to be owned by such selling shareholder following such offering will be disclosed in the applicable prospectus supplement.

        Unless otherwise indicated, the address of each person named in the table below is Ten Trinity Square, London EC3P 3AX, England. The amounts and percentages of our shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this offering are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person. The percentage of our share capital before and after this offering is based on 154,251,139 shares of common stock outstanding on September 30, 2003.

				Number of Shares Beneficially Owned After the Sale of Maximum Number of Shares
	Shares Beneficially Owned		Maximum Number of Shares to be Sold Hereunder
Name and Address of Beneficial Owner
	Number	%		Number	%
KKR 1996 Overseas, Limited(1)	35,543,328	23.04%	35,543,328	—	—
Henry R. Kravis(1)	35,543,328	23.04%	35,543,328	—	—
George R. Roberts(1)	35,543,328	23.04%	35,543,328	—	—
Perry Golkin(1)	35,577,328	23.06%	35,543,328	34,000	*
Todd A. Fisher(1)	35,551,328	23.05%	35,543,328	8,000	*
Scott C. Nuttall(1)	35,546,328	23.04%	35,543,328	3,000	*
James R. Fisher(2)	288,886	*	260,386	28,500	*
Fisher Capital Corp. L.L.C.(2)	231,159	*	231,159	—	—

*
Less than 1%.

(1)
Shares shown as beneficially owned by KKR 1996 Overseas, Limited are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns approximately 23.04% of our issued and outstanding shares prior to this offering. Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Todd A. Fisher, Johannes P. Huth, Alex Navab, Jr., Robert I. MacDonnell and Michael T. Tokarz, as members of

  KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C. Nuttall is a director and an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall is also a limited partner of KKR Associates II (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of our shares beneficially owned by Kohlberg Kravis Roberts & Co. L.P. and KKR Associates II (1996), Limited Partnership. The amounts owned by Messrs. Golkin, Fisher and Nuttall include 34,000, 8,000 and 3,000 shares respectively. The address of KKR 1996 Overseas, Limited is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, B.W.I., and the address of each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, New York 10019.

(2)
James R. Fisher owns 28,500 shares of our stock. Fisher Capital Corp. L.L.C., is the beneficial owner of exercisable options to purchase 231,159 shares of our stock. Mr. Fisher, as the managing member and majority owner of Fisher Capital Corp. L.L.C., may be deemed to share ownership of any shares beneficially owned by Fisher Capital Corp. L.L.C. but disclaims such beneficial ownership. James R. Fisher has an interest in 29,227 of our shares as an investor through KKR Partners (International) Limited Partnership. Mr. Fisher may be deemed to share beneficial ownership of any shares beneficially owned by KKR Partners (International) Limited Partnership but disclaims such beneficial ownership. The address of Mr. Fisher and Fisher Capital Corp. L.L.C is 8 Clarke Drive, Cranbury, New Jersey 08512.

        The approval of the Bermuda Monetary Authority will be required for the transfer of any common stock that does not currently benefit from existing Bermuda Monetary Authority permission.

PLAN OF DISTRIBUTION

        We may sell the debt securities, the preferred stock, the common stock, the warrants, the warrant units, the stock purchase contracts, the stock purchase units and the prepaid stock purchase contracts in any of the following ways:

  •
  to or through underwriters;

  •
  through dealers or agents;

  •
  directly to a limited number of institutional purchasers or to a single purchaser; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement for the securities we or the selling shareholders sell will describe that offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price and the proceeds to us or the selling shareholders from that sale;

  •
  any underwriting discounts, commissions or agents' fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

Underwriters

        If underwriters are used in the sale, we and the selling shareholders, as applicable, will execute an underwriting agreement with those underwriters relating to the securities that we or the selling shareholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

        The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

        We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        Any underwritten offering in which members of the NASD act as underwriters will be made in compliance with NASD Conduct Rules 2710 (Corporate Financing Rule) and 2720 (Distribution of Securities of Members and Affiliates). Pursuant to such rules, underwriting compensation, as defined in the applicable NASD Conduct Rules, will not exceed 8% in connection with any such offering.

Dealers and Agents

        If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

        We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement. Any such dealer or agent may be deemed an underwriter as that term is defined in the Securities Act of 1933, as amended.

Direct Sales

        We or the selling shareholders may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

        We and the selling shareholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

        The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Current Report on Form 8-K dated April 16, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report express an unqualified opinion and includes an explanatory paragraph relating to our adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        Appleby Spurling & Kempe, Bermuda, will pass upon the matters of Bermuda law. William P. Bowden, Jr. will pass upon matters of New York law. As of January 30, 2004, Mr. Bowden owned 20,090 shares of common stock of Willis Group Holdings Limited. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

6,100,000 Shares

Willis Group Holdings Limited

Common Stock

$36.41 per share

P R O S P E C T U S  S U P P L E M E N T

(to Prospectus dated February 6, 2004)
November 9, 2005

Citigroup
Lehman Brothers

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